UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K (Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

May 12, 2004 (May 5, 2004) Date of Report (Date of earliest event reported)

LUMENIS LTD. (Exact name of Registrant as Specified in Charter)

Israel	0-13012	N.A.

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 240, Yokneam, Israel	20692

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 972-4-959-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Lumenis Ltd. Is filing this amendment to its Current Report on Form 8-K, that was filed with the Securities & Exchange Commission to amend and restate Items 4 and 7 thereof.

Item 4.	Changes in Registrant’s Certifying Accountant.

On May 5, 2004, Brightman Almagor & Co. (Deloitte Touche Tohmatsu) (“Deloitte”) informed Lumenis Ltd. (“Lumenis” or the “Company”) that Deloitte was resigning from its position as the independent auditors of Lumenis, effective as of such date. A copy of the letter that Deloitte sent to Lumenis confirming Deloitte’s resignation is attached to this Form 8-K as Exhibit 99.1.

Background: Toward the end of the third quarter of 2003, following the deposition by the Securities and Exchange Commission (the “SEC”) of a person who had been a member of Deloitte’s U.S. audit team taken in connection with the then ongoing investigation by the SEC, Deloitte sent a letter to the Audit Committee expressing concern that certain payment and other terms regarding one of the Company’s distributors may not have been disclosed to Deloitte, and asking that the Audit Committee conduct an independent investigation into the Company’s relationship with, and accounting treatment and disclosures related to, that distributor. Deloitte indicated that it would need to evaluate the results of such investigation prior to conducting any further review or audit of the Company’s financial statements. In light of this, Deloitte has not reviewed the interim financial statements included in the Company’s most recently filed Quarterly Report on Form 10-Q , as required pursuant to Rule 10-01(d) of the SEC’s Regulation S-X, nor has it audited the Company’s financial statements for the year ended December 31, 2003.

Following receipt of the letter from Deloitte, the Audit Committee retained the law firm of Debevoise & Plimpton LLP (“Debevoise”) to conduct an internal investigation which initially focused on accounting and disclosure issues related to the Company’s relationship with one of its domestic distributors. Subsequently, at the request of Deloitte, the scope of the investigation was expanded to include a comprehensive review of the Company’s revenue recognition practices during 2002 and 2003, as well as certain transactions recorded in 2001. A forensic auditor was also retained by Debevoise to assist in the investigation.

The Audit Committee received the Report of Debevoise & Plimpton LLP to the Audit Committee of Lumenis Ltd. (the “Report”) and, thereafter, shared the Report with Deloitte. A summary of the initial results of the investigation as reflected in the Report was provided by the Company in a press release dated May 3, 2004. As described in greater detail in that release, the Report concluded that the timing of the Company’s revenue recognition was inappropriate with respect to certain identified transactions.

After reviewing the Report, Deloitte advised the Company that it had concluded that it was no longer willing to rely on representations from the Company’s Chief Financial Officer and certain other financial personnel. Deloitte also indicated its belief that a more comprehensive review of transactions in 2001, as well as certain transactions involving the Company’s Opus Dent subsidiary, was still required. In addition, Deloitte noted that, in its view, the Report contained inaccuracies regarding references to Deloitte and its personnel. Deloitte did not specify the nature of the inaccuracies.

As described in the Company’s May 3rd press release, the Company had indicated to Deloitte that it would be taking further investigative steps, including a more comprehensive review of transactions recorded in the Company’s fiscal year ended December 31, 2001, and that it would be reorganizing certain of its financial reporting functions. In that connection and as described in the Company’s May 3rd press release, Deloitte had previously advised the Company that it would not be in a position to evaluate whether it would be willing to make any commitment to continue as the Company’s auditor until new financial personnel were in place and the additional investigative steps were completed.

Previous Reports on Lumenis Financial Statements and Disagreements with the Auditors: The reports of Deloitte on the financial statements of Lumenis for each of the fiscal years ended December 31, 2001 and December 31, 2002 contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, as noted in the Company’s May 3, 2004 press release, transactions recorded in such years have been the subject of the internal investigation and the Company has not made a definitive determination concerning a possible restatement of such years. Deloitte did not audit the Company’s financial statements for the year ended December 31, 2003 or issue an opinion with regard thereto.

Except to the extent discussed above in this Form 8-K, for the fiscal years ended December 31, 2002 and December 31, 2003 and through the date of this report, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter as such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed above in this Form 8-K, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2002 and December 31, 2003 and through the date of this report. With respect to the matters discussed above in this Form 8-K, the Audit Committee has authorized Deloitte to respond fully to inquiries of any successor accountant.

Other Information: Lumenis has provided Deloitte a copy of this Form 8-K and requested Deloitte to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein, and, if not, stating the respects in which it does not agree. A copy of the letter received from Deloitte is filed as Exhibit 16.1 hereof.

The Press Release issued by Lumenis on May 7, 2004 announcing the resignation of Deloitte as Lumenis’ independent auditors is attached as Exhibit 99.2 and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits.

16.1	Letter to the Securities and Exchange Commission From Deloitte, dated May 24, 2004.

99.1	Letter to Lumenis Ltd. From Deloitte, dated May 6, 2004.[1]

99.2	Press Release issued by Lumenis Ltd., dated May 7, 2004.[1]

[1] Previously filed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMENIS LTD.

BY:	/s/Avner Raz

Name:	Avner Raz
Title:	President and CEO

Dated: May 25, 2004

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter to the Securities and Exchange Commission From Deloitte, dated May 24, 2004.

99.1	Letter to Lumenis Ltd. From Deloitte, dated May 6, 2004.[1]

99.2	Press Release issued by Lumenis Ltd., dated May 7, 2004.[1]

1	Previously filed.